Exhibit 3.2 Page 9
                                   EXHIBIT 3.2

                          CERTIFICATE OF INCORPORATION

                                       OF

                      FAS WEALTH MANAGEMENT SERVICES, INC.

                                    ARTICLE I

     1.     The  name of the corporation is FAS Wealth Management Services, Inc.

                                   ARTICLE II

     2. The address of its registered office in the State of Delaware is the Corporation Trust Center at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     4. The total number of shares of stock which the corporation has authority to issue is 3,000 shares of common stock, with a par value of $1.00 per share.

                                    ARTICLE V

     5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

                                   ARTICLE VI

     6.     The  name  and  mailing  address  of  the  incorporator  is:

                                  Danyel Owens
                       770 South Post Oak Lane, Suite 435
                           Houston, Texas  77056-1913

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of June, 1998.



/s/Danyel  Owens
----------------
Danyel  Owens



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